SOUTHWESTERN ENERGY COMPANY 2022 INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this ___ day of _________, _____ (the “Award Date”) granted to _____________ (the “Participant”) a Restricted Stock Award with respect to shares of Southwestern’s Common Stock ($0.01 par value) (the “Award”). This Award is subject to the terms of this Restricted Stock Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2022 Incentive Plan (the “Plan”), which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan.

1.    Acceptance of Terms and Conditions. By acknowledging and accepting this Award, the Participant agrees to be bound by the terms and conditions of this Agreement, the Plan (including without limitation, Section 12 of the Plan), and all conditions established by Southwestern in connection with Awards issued under the Plan, and the Participant further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any Subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in the shares of Restricted Stock described in this Agreement, the Participant must accept this Award. If the Participant fails to accept this Award prior to the date on which the Award vests under this Agreement, the Award will be cancelled and forfeited.

2.    Grant. Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, effective as of the Award Date, Southwestern hereby grants the Participant ____ shares of Restricted Stock, with a per share Fair Market Value on the Award Date of $_____.

3.    Vesting. Except as otherwise provided in Sections 5 and 6 of this Agreement, the Restricted Stock will fully vest on the earlier of (i) the first anniversary of the Award Date, or (ii) the next annual meeting of stockholders following the Award Date, subject to the Participant’s continued service on the Board through the applicable vesting date.

4.    Delivery. Each share of Restricted Stock shall be held in custody by Southwestern or its transfer agent as custodian until all restrictions have lapsed. Promptly following the date on which the award vests, subject to the Participant’s compliance with Section 8 hereof, Southwestern shall cause a number of shares of Common Stock equal to the number of shares of vested Restricted Stock to be delivered to the Participant’s Equity Account.

5.    Discontinuance of the Participant’s Term.

(a)    Expiration or Discontinuation of the Participant’s Term on the Board. Subject to Sections 5(b) and (c) below, if the term of the Participant’s membership on the Board expires or is discontinued for any reason, then the unvested shares of Restricted Stock shall be forfeited on the date of such expiration or discontinuance of the Participant’s membership on the Board.

(b)    Death or Disability. If the term of the Participant’s membership on the Board expires or is discontinued as a result of the Participant’s death or Disability, all unvested shares of Restricted Stock held by the Participant on the date of the expiration or discontinuance of the

Participant’s membership on the Board shall become fully vested and will be delivered in accordance with Section 4 above.

(c)    Retirement. If the term of the Participant’s membership on the Board expires or is discontinued as a result of the Participant’s Retirement, a portion of the unvested shares of Restricted Stock shall vest and will be delivered in accordance with Section 4 above, and the remaining unvested shares of Restricted Stock shall be forfeited, in each case, on the date of such Retirement, without any payment of consideration by the Company to the Participant. In the event of such Retirement, the number of unvested shares of Restricted Stock which shall vest will be equal to the product of (i) the total number of shares of Restricted Stock granted pursuant to this Agreement and (ii) a fraction, the numerator of which is the total number of days that have elapsed between the Award Date and the date of such Retirement and the denominator of which is 365.

6.    Change in Control. Upon a Change in Control, all outstanding unvested shares of Restricted Stock then held by the Participant under this Award shall fully vest and all restrictions shall lapse.

7.    Limitations on Transfer. Prior to vesting of the Restricted Stock granted pursuant to this Award, the Restricted Stock may not be transferred by the Participant under any circumstances and any transfer of the Participant’s rights with respect to these shares of Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, will result in the cancellation and forfeiture of this Award and the transfer shall be of no force or effect.

8.    Responsibility for Taxes. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the vesting, or settlement of this Award, in accordance with Section 16 of the Plan. However, upon the settlement of this Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

9.    Section 409A of the Code. The benefits provided hereunder shall be paid in such a manner as to satisfy Section 409A of the Code or an exception to the application of Section 409A of the Code. To the extent that these benefits become subject to Section 409A of the Code, this Agreement and the Plan shall be interpreted and construed to the fullest extent allowed under Section 409A of the Code and the applicable guidance thereunder to satisfy the requirements of an exception or to comply with Section 409A of the Code and the applicable guidance thereunder and to avoid any additional tax thereunder. Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, in no event shall the Company be liable to the Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code. In addition, notwithstanding anything in this Agreement to the contrary, if the Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which the Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).
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10.    No Rights to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s service to the Company or interfere in any way with the right of the Company at any time to terminate the Participant’s service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of this Award.

11.    Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement the terms of the Plan, as interpreted by the Committee, shall govern.

12.    Section 83(b) Election. The Participant may file a Section 83(b) election with the Internal Revenue Service within thirty (30) days of the date hereof, electing thereby to be taxed on the Fair Market Value of the shares of Restricted Stock as of the Award Date. Absent such an election, ordinary income will be measured and recognized by the Participant as of the date on which the Award vests. If the Participant makes a Section 83(b) election and later forfeits any unvested shares of Restricted Stock upon the expiration or discontinuance of such Participant’s membership on the Board pursuant to Section 5 hereof, the Participant could suffer adverse tax consequences. The Participant is strongly encouraged to seek the advice of his or her own tax consultants in connection with this Award and the advisability of filing of an election under Section 83(b) of the Code. The Participant is solely responsible for filing the election under Section 83(b) of the Code, even if the Participant requests Southwestern make this filing on his or her behalf.

13.    Voting Rights. The terms and conditions of this Agreement and the Plan, including the risk of forfeiture and restrictions on transfer prior to vesting, will not affect the right of the Participant to exercise his or her voting rights in respect of the shares of Restricted Stock granted under this Agreement.

14.    Consent to Transfer Personal Data. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Company holds certain personal information about the Participant for the purpose of managing and administering the Plan (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired or received pursuant to the Plan.

15.    Confidentiality. The Participant agrees not to disclose the existence or terms of this Award to any third parties with the exception of the Participant’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

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16.    Failure to Comply; Recoupment.

(a)    In addition to the remedies provided for in the Plan, if the Participant fails to comply with any of the terms and conditions of the Plan or this Agreement, unless such failure is remedied within ten (10) days after the Participant is notified of such failure by the Committee, such failure to comply shall be grounds for the cancellation and forfeiture of this Award, in whole or in part, as the Committee may determine.

(b)    Notwithstanding anything herein to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to the Participant under the Plan, including any benefits the Participant may receive in connection with the grant or vesting of shares of Restricted Stock pursuant to this Agreement.

17.    Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Committee may amend, modify or terminate this Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.

18.    Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

19.    Electronic Delivery and Acceptance. Southwestern may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Participant to accept this Award or any future Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern or a third party designated by Southwestern.

20.    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

21.    Waiver. The waiver by the Company with respect to the Participant’s compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

22.    Participant Acknowledgment. By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement and the Plan as the same may be amended from time to time.

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IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the ____ day of _________, ________.

SOUTHWESTERN ENERGY COMPANY

By:    _______________________________
________________
________________

The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

Name:    _______________________________
________________

Date:    ________________

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